DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT, dated as of September 30, 2014, among Tweedy, Browne Fund Inc., a Maryland corporation (the “Company”), AMG Distributors, Inc., a Delaware corporation (the “Distributor”) and Tweedy, Browne Company LLC, a Delaware limited liability company (the “Advisor”). The Company is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”), and an indefinite number of shares (the “Shares”) of each of the series thereof set forth on Exhibit A hereto, as amended from time to time (each, a “Fund”), par value $.0001 per share (the “Shares”), have been registered under the Securities Act of 1933 (the “1933 Act”) to be offered for sale to the public in a continuous public offering in accordance with terms and conditions set forth in any Prospectus and Statement of Additional Information (the “Prospectus”) relating to any of the Funds included in the Company’s Registration Statement on Form N-1A as such documents may be amended from time to time.

In this connection, effective October 1, 2014, the Company desires that the Distributor act as its exclusive sales agent and distributor for the sale and distribution of Shares of each of the Funds. The Distributor has advised the Company that it is willing to act in such capacities, and it is accordingly agreed between them as follows:

1. The Company hereby appoints the Distributor, effective October 1, 2014, as exclusive sales agent and distributor for the sale and distribution of Shares of each of the Funds pursuant to the aforesaid continuous public offering of Shares, and the Company further agrees from and after the commencement of such continuous public offering that it will not, without the Distributor’s consent, sell or agree to sell any Shares of any of the Funds otherwise than through the Distributor, except the Company may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act.

2. The Distributor hereby accepts such appointment and agrees to use commercially reasonable efforts to sell such Shares, provided, however, that when requested by the Company at any time for any reason the Distributor will suspend such efforts with respect to any or all of the Funds. The Company may also withdraw the offering of Shares with respect to any or all of the Funds at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that the Distributor does not undertake to sell all or any specific portion of the Shares.

3. The Distributor represents that it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and agrees that it will use all reasonable efforts to maintain such status and to abide by the Conduct Rules, the Constitution and the Bylaws of FINRA, and all other rules and regulations that are now or may become applicable to its performance hereunder. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and it shall have no authority or power to obligate or bind the Company by its actions, conduct or contracts except that it is authorized to accept orders for the purchase or repurchase of Shares of any of the Funds as the Company’s agent and subject to its approval. The Company reserves the right to reject any order in whole or in part. The Distributor may appoint sub-agents or distribute through dealers or otherwise as it may determine from time to time pursuant to agreements approved by the Distributor, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase of Shares of any of the Funds on behalf of the Company or otherwise act as the Company’s agent for any purpose except making Shares available to such person’s customers. The Distributor shall not utilize any materials in connection with the sale or offering of Shares of any of the Funds except the then current Prospectus applicable to such Shares and such other materials as the Company’s officers shall provide or approve.

4. Shares of any of the Funds may be sold by the Distributor only at prices and terms described in the then current Prospectus relating to such Shares and may be sold either through persons with whom it has selling agreements or directly to prospective purchasers. To facilitate sales, the Company will furnish the Distributor with the net asset value of the Shares of each of the Funds promptly after each calculation thereof.

5. The Company has delivered to the Distributor a copy of the current Prospectus for each of the Funds. It agrees that it will use its best efforts to continue the effectiveness of its Registration Statement filed under the 1933 Act and the 1940 Act. The Company further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with such Acts. The Company will furnish the Distributor at the Advisor’s expense with a reasonable number of copies of the Prospectus and any amended Prospectus for use in connection with the sale of Shares.

6. At the Distributor’s request, the Company will take such steps at its own expense as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States of America and in the District of Columbia in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Company shall not be required to qualify Shares or to maintain the qualification of Shares of any of the Funds in any state, territory, dependency or district where it shall deem such qualification disadvantageous to the Company or such Fund.

7. The Distributor agrees that:

(a) It will furnish to the Company any pertinent information required to be inserted with respect to the Distributor as exclusive sales agent and distributor within the purview of Federal and state securities laws in any reports or registrations required to be filed with any government authority;

(b) It will not make any representations inconsistent with the information contained in the Registration Statement or Prospectus filed under the Securities Act of 1933, as in effect from time to time;

(c) It will not use or distribute or authorize the use or distribution of any statements with respect to the Company or any of the Funds other than those contained in the then current Prospectus with respect to the Company and the Funds or in such supplemental literature or advertising as may be authorized by the Company or the Advisor acting on behalf of the Company; and

(d) It will at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940 (the “Act”), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Incorporation and By-Laws of the Company, as such documents are amended from time to time; and (iv) any policies and determinations of the Board of Directors of the Company with respect to any of the Funds, as applicable.

8. The Advisor will bear the costs and expenses of printing and distributing any copies of any prospectuses and annual and interim reports of the Fund (after such items have been prepared and set in type) which are used in connection with the offering of Shares of any of the Funds, and the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by the Distributor for use in connection with the offering of Shares of any of the Funds and the costs and expenses of advertising, promoting and selling Shares of any of the Funds to the public. Alternatively, the Advisor will reimburse the Distributor for any such costs and expenses so long as the Advisor has had the exclusive authority to determine the preparer, printer and distributor of any such materials.

9. The Company will pay its legal and auditing expenses and the cost of composition of any prospectuses or annual or interim reports of each of the Funds.

10. The Company agrees to indemnify, defend and hold the Distributor, its officers, directors, employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such indemnitee may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while the Distributor was active in such capacity or by reason of the Distributor having acted in any such capacity or arising out of or based upon any untrue statement of a material fact contained in the then-current Prospectus relating to the Shares of any of the Funds or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Company expressly for use in any such Prospectus; provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Company or the shareholders of the Fund or any expense of such indemnitee with respect to any matter as to which such indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that its action was in the best interest of the Company or arising by reason of such indemnitee’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (“disabling conduct”), or (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, no indemnification shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Company and that such indemnitee appears to have acted in good faith in the reasonable belief that its action was in the best interest of the Company and did not involve disabling conduct by such indemnitee. Notwithstanding the foregoing the Company shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Company cannot lawfully waive.

The Distributor agrees to indemnify, defend and hold the Company and the Advisor, and each of its Directors, officers, employees and agents and any person who controls the Company within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from and against any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee, but only to the extent that such liability or expense shall arise out of or be based upon any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor of the Company expressly for use in a Prospectus or any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading, and does not arise by reason of disabling conduct by such indemnitee or any person selling Shares pursuant to an agreement with the Distributor.

The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if the directors of the Company determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Company shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of directors of the Company who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

All determinations with respect to indemnification by Company hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Company, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in written advice.

11. This Agreement shall become effective on the date first set forth above and shall remain in effect for two years from such date and thereafter from year to year provided such continuance is specifically approved at least annually by (a) the approval of a majority of a quorum of directors of the Company with respect to each of the Funds as to which such continuance is intended or by vote at a meeting of shareholders of the relevant Fund of the lesser of (i) 67 per cent of the Shares of such Fund present or represented by proxy and (ii) 50 per cent of the outstanding Shares of such Fund and (b) by the approval of a majority of a quorum of directors of the Company who are not “interested persons” of the Company (as defined in Section 2(a)(19) of the Act).

12. This Agreement may be terminated (a) by the Distributor at any time without penalty by giving sixty (60) days’ written notice to the Company (which notice may be waived by the Company); or (b) by the Company at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor); provided, however, that any such termination by the Company shall be directed or approved in the same manner as required for continuance of this Agreement by Section 10.

13. This Agreement may not be amended or changed except in writing signed by each of the parties hereto and approved in the same manner as provided for continuance of this Agreement in Section 10. Any such amendment or change shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment (as such term is defined in the 1940 Act and the rules thereunder).

14. This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements to be performed entirely therein and in accordance with applicable provisions of the 1940 Act.

15. If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

TWEEDY, BROWNE FUND INC.

By:	/s/ Patricia A. Rogers
Name: Patricia A. Rogers
Title: Vice President & Secretary

AMG DISTRIBUTORS, INC.

By:	/s/ Keitha Kinne
Name: Keitha Kinne
Title: COO

TWEEDY, BROWNE COMPANY LLC

By:	/s/ William H. Browne
Name: William H. Browne
Title: Managing Director

Exhibit A

Tweedy, Browne Global Value Fund

Tweedy, Browne Global Value Fund II – Currency Unhedged

Tweedy, Browne Value Fund

Tweedy, Browne Worldwide High Dividend Yield Value Fund

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